                                                                   EXHIBIT 12.01


                                   NIKE, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                        Fiscal Year Ended May 31,
                                             ----------------------------------------------------------------------------------
                                              1994              1995              1996               1997               1998
                                             ----------------------------------------------------------------------------------
                                                                              (in millions)
Net income                                    $298.8            $399.7            $553.2            $  795.8             $399.6
Income taxes                                   191.8             250.2             345.9               499.4              253.4
                                              ------            ------            ------            --------             ------
 Income before income taxes                    490.6             649.9             899.1             1,295.2              653.0
                                              ------            ------            ------            --------             ------
Add fixed charges
 Interest expense (A)                           15.5              24.5              40.4                55.1               66.5
 Interest component of leases (B)               12.6              14.5              17.5                28.0               43.2
                                              ------            ------            ------            --------             ------
Total fixed charges                             28.1              39.0              57.9                83.1              109.7
                                              ------            ------            ------            --------             ------
Earnings before income taxes and              $518.4            $688.6            $956.1            $1,375.5             $756.2
 fixed charges (C)                            ======            ======            ======            ========             ======
Ratio of earnings to total fixed               18.45             17.66             16.51               16.55               6.89
 charges                                      ======            ======            ======            ========             ======

(A)  Interest expense includes interest both expensed and capitalized.
(B) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.
(C) Earnings before income taxes and fixed charges is exclusive of capitalized interest.